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FOR:                  MEDIX RESOURCES, INC.

CONTACT:              John R. Prufeta, President and CEO
                      212/697-7207
                      212/697-3509 (fax)
                      jprufeta@cymedix.com

KCSA                  Joseph A. Mansi/Sara Sheppard
CONTACTS:             212-896-1205 - 212-896-1236 - 212-697-0910 (fax)
                      jmansi@kcsa.com - sshepard@kcsa.com
                      ---------------
                      www.kcsa.com

                                                           FOR IMMEDIATE RELEASE

          MEDIX IN JOINT TECHNOLOGY AND DEPLOYMENT PACT WITH PARKSTONE

                                   - - - - -
                      AGREEMENT COMBINES PARKSTONE MEDICAL

                   INFORMATION SYSTEMS HANDHELD EXPERTISE WITH

                     MEDIX PATENTED CONNECTIVITY TECHNOLOGY

NEW YORK, July 27, 2000 -- Medix Resources, Inc. (AMEX:MXR), through its wholly-owned subsidiary, Cymedix Lynx Corporation (Cymedix(R)), announced today that it has reached a definitive agreement with ParkStone Medical Information Systems, Inc. (ParkStone) to jointly develop and deploy an integrated solution that combines Cymedix(R) business-to-business (BtoB) Internet healthcare communication systems with ParkStone's leading handheld solutions for physicians.

         The agreement between ParkStone and Cymedix(R) will allow both companies to operate independently while joining forces to present a wide array of clinical and financial information services to the healthcare provider via handheld devices as well as computer desktops. ParkStone will utilize Cymedix'(R) patented universal interface to create a seamless connection to the healthcare provider's existing practice management information systems. Cymedix(R) will also provide connectivity services to reference labs and certain pharmacy benefit management (PBM) companies, as well as electronic claims processing services.

                                     (more)

MEDIX/2

         ParkStone will continue to develop its handheld technologies for the delivery of lab order results, diagnostic testing orders and results, and pharmacy transactions at the point of care. Joint marketing efforts are expected to fuel the rapid growth and deployment of integrated electronic care management solutions for health care organizations through the combined ParkStone and Cymedix(R) systems

         "I am delighted to have the opportunity to partner with ParkStone," stated John R. Prufeta, President and Chief Executive Officer of Medix Resources. "This agreement represents a significant step forward for Medix Resources in delivering a next generation platform to enable physician connectivity with payors, allied and ancillary providers and hospitals."

         "The relationship between ParkStone and Cymedix(R) is a perfect fit for both companies," stated David Pfeil, President of Cymedix and Executive Vice President and Chief Technology Officer of Medix Resources. "ParkStone is a leader in the deployment of handheld technology for providers. The integration of our technologies will accelerate the delivery of the current BtoB connectivity that Cymedix(R) is deploying with PBMs and Health Systems. By enabling ParkStone's products to access these various connectivity products, we can focus our resources on connecting additional lab, PBM, and insurance organizations, which will improve both companies position in the marketplace, while delivering a superior suite of services to our customers."

         John Johnson, President and Chief Executive Officer of ParkStone commented, "Through this alliance with Cymedix, ParkStone will be able to accelerate and expand its suite of products and services that can be delivered to physicians at the point-of-care using ParkStone's hand-held computer technology." He continued, "Physicians are confronted with many inefficiencies in their day-to-day practice, conformity with health plan formulary and reimbursement rules among others currently addressed by the ParkStone System." Through the Cymedix and ParkStone agreement, physicians will be able to greatly simplify the process of ordering and receiving lab and other diagnostic results, speed up and improve accuracy of billing and charge capture, as well as providing increased connectivity to numerous third party information resources, all delivered through software applications in the palm of physicians' hands."

                                     (more)

MEDIX/3

About ParkStone Medical Information Systems, Inc.

Founded in 1997 by Glenn M. Parker, M.D., a board certified internist, and Lewis
P. Stone, B.S., C.S.E., a software systems architect, ParkStone Medical Information Systems, Inc. is a leader in the development of hand-held solutions for physicians. Today over 1,000 physicians are using ParkStone's mobile hand-held solution for medication management, referral generation and diagnostic test management. ParkStone is a privately held company based in Ft. Lauderdale, Fla. and funded by Oak Investment Partners, Partech International, Cardinal Health Partners and Salix Ventures. For more information about ParkStone, please visit the ParkStone Web site at http://www.parkstonemed.com or contact Tim Brons 212-213-0006 or Michael Tabris 561-369-1411.

About Medix Resources, Inc.

         Medix Resources, Inc. through its wholly-owned Cymedix subsidiary, is a developer and provider of a suite of fully-secure, patented Internet based software products, that allow instantaneous communication of high value added healthcare information among doctor offices, hospitals, health management organizations and insurance companies. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.

This press release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com